EXHIBIT 21.1

SUBSIDIARIES OF GOLUB CAPITAL BDC, INC.

Name	Jurisdiction
Golub Capital BDC CLO 2014 LLC	Delaware
Golub Capital BDC CLO III LLC	Delaware
Golub Capital BDC CLO III Depositor LLC	Delaware
Golub Capital BDC CLO 4 Depositor LLC	Delaware
Golub Capital BDC Funding LLC	Delaware
Golub Capital BDC Funding II LLC	Delaware
Golub Capital BDC Holdings LLC	Delaware
GBDC Quick Quack Coinvest LLC	Delaware
GBDC Holdings Coinvest, Inc.	Delaware
GBDC Holdings ED Coinvest, Inc.	Delaware
GC SBIC V-GP, LLC	Delaware
GC SBIC V, L.P.	Delaware
GC SBIC VI-GP, LLC	Delaware
GC SBIC VI, L.P.	Delaware
GCIC Holdings LLC	Delaware
GCIC Funding LLC	Delaware
GCIC Quick Quack Coinvest LLC	Delaware
GCIC CLO II LLC	Delaware
GCIC CLO II Depositor LLC	Delaware
GCIC North Haven Stack Buyer Coinvest Inc.	Delaware
GCIC Funding II LLC	Delaware
Senior Loan Fund LLC	Delaware
Senior Loan Fund II LLC	Delaware
GCIC Senior Loan Fund LLC	Delaware
GCIC Senior Loan Fund II LLC	Delaware
Mountain Open LLC	Delaware
Mountain Open 2 LLC	Delaware